ALPINE EQUITY TRUST

AMENDMENT NO. 4

TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT dated as of September 22, 2008, to the Transfer Agent Servicing Agreement, dated as of December 28, 2001 and previously amended January 1, 2002, November 1, 2004, February 17, 2006 (the “Agreement”), and an Addendum dated June 24, 2002, is entered into by and between Alpine Equity Trust, a Delaware business trust (the “Trust”), and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the Trust desires to amend the Agreement to add funds; and

WHEREAS, Section 8 of the Agreement allows for its amendment by mutual written consent of the parties.

NOW, THEREFORE, the Trust and USBFS agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ALPINE EQUITY TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Samuel A. Lieber	By: /s/ Michael R. McVoy

Name: Samuel A. Lieber	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Exhibit A
to the
Alpine Equity Trust Transfer Agent Servicing Agreement

Name of Series	Date Added to Trust

Alpine U.S. Real Estate Equity Fund	9/1/1993
Alpine International Real Estate Equity Fund	2/1/1989
Alpine Realty Income & Growth Fund	12/29/1998
Alpine Global Infrastructure Fund	on or after 9/30/2008
Alpine Emerging Markets Real Estate Fund	on or after 9/30/2008

Fee Schedule

Annual Minimum Fee for entire Alpine Fund Complex (Alpine Equity Trust, Alpine Series Trust and Alpine Income Trust) for Fund Accounting, Fund Administration, Transfer Agency and Custody services of $550,000 per year.

Annual transfer agent fee based upon market value of the entire Alpine Series and Equity Trusts:

4.5 basis points on first $1.5 Billion
4.0  basis point on the next $500 Million
3.0 basis point on Net Assets over $2 Billion

BOSS  Fee Schedule – Effective March 1, 2006
Standard Pricing Model Components:

Subscription Fees:

Access Per BOSS User: $150/month
     User Defined - Specific users assigned authorized access to product.  One specific individual with authorized access to product offering shall equal one User.

Professional Service Fees:

Project Management - Included

Development (customization) - $200.00/hr plus cost of any materials (cost associated only to additional development/training cost beyond Implementation fee)
     - Based on requests for customization of BOSS product, specialized file feeds and requests for customized reports

Implementation fee - $2500 (one time fee per USER – each additional user is $595)
     -Includes data/ Internet Portal integration applicable to Transfer Agent daily flow (up to 2 years of historical data included)

Training - $1,000 (includes 2-day session for up to 10 participants on core product)

Exhibit A (continued)
to the
Alpine Equity Trust Transfer Agent Servicing Agreement

Data Maintenance/Flow Fees:

Monthly service fees for pulling, extracting and storing daily transactional data.  Fees are predicated on the number of records processed.  See grid for monthly flow fees:

Monthly Volumes	Fee per Month
1 – 25,000	$1,200
25,001 – 50,000	$3,000
50,001 – 100,000	$6,000
100,001 – 250,000	$12,000
250,001 – 500,000	$18,000
500,001 – 1,000,000	$33,600
1,000,001 – 2,000,000	$54,000
2,000,000 up	$70,000

Storage - All data up to two years is stored at no charge.  See grid for charges on storage of over two years:

# Of Accounts	Fee per Month
0 – 200,000	$150
200,001 – 350,000	$300
350,001 – 600,000	$420
600,000 – 1,000,000	$600
1,000,000 up	$900

Support Services Fees:

The following services are provided free of charge to the end User:

Maintenance - Includes automatic purchase of software upgrades.

Level One Support - A single point of contact at USBFS am - 5pm CST, M-F excluding USBFS holidays.

Administration - Includes adding/subtracting users, security protocols, limited to 10 hrs/month thereafter billed at the development/customization rate.

All of the above free services do not include special data imports (non – standard DST), programming, process creation, word templates, or custom reporting.
** See Additional Options Section **

Exhibit A (continued)
to the
Alpine Equity Trust Transfer Agent Servicing Agreement

Additional Options:

•	Report Writing - Customers may purchase integrated Report Writing software Showcase.

Initial Setup - $10,000
Monthly charge - $3,000/user
Training - $1000/day
Additional costs for installation of dedicated line will be estimated and disclosed.

•
Special Data Imports – Customers may receive non – standard data files such as Omnibus (i.e. Smith Barney, Edward Jones) or Supermarkets (i.e. Schwab, Fidelity) at the following flow schedule not including any programming charges for file formatting.  Fees are predicated on the number of monthly transactions.

Monthly Volumes	Fee per Month
1 – 2,000	$1,800
2,001 – 2,500	$2,400
3,001 – 4,000	$3,000
4,001 – 5,000	$3,600
5,001 – 6,000	$4,200
6,001 – 7,000	$4,800
7,001 – 8,000	$5,400
8,001 up	$6,000